Exhibit 99.1

News Announcement

Latitude 360 Signs Definitive

Agreement for

Merger with Public Company

JACKSONVILLE, Florida – April 9, 2014 – Latitude 360, an award-winning, full-service premier casual restaurant/entertainment venue operator with state-of-the-art full-service dining and entertainment venues, today announced the signing of a definitive merger agreement with publicly traded entity, Kingdom Koncrete, Inc. (OTC QB: KGKO) whereby Latitude 360 will merge with and into a wholly owned subsidiary of Kingdom Koncrete, with Latitude 360 continuing as the surviving corporation. The transaction is expected to be completed on or before May 2, 2014. In conjunction with the transaction, Latitude 360 will apply for a stock ticker symbol change to “LATX”. Subsequent to closing, Latitude will initially trade on the OTC Exchange under the symbol KGKO. The company has retained New York City based Investment bank and NYSE member firm, Wellington Shields to assist in the completion of this transaction.

Latitude’s unique 360 EXPERIENCE fuses the magic of exceptional food and beverage with multiple entertainment options in upscale, contemporary-designed venues. The wide array of entertainment options include:

The 360 Grille & Bar – A casual yet contemporary American restaurant.

The Lanes – Luxury bowling lanes with leather couches and cutting-edge audio/visual systems on every lane, creating an upscale, lounge-like atmosphere.

The Cinegrille – A dine-in movie theater featuring home theater-style seating.

Game Room – The latest offering in hi-tech electronic video, redemption games and prizes.

Latitude LIVE – A live performance theater with a full-stage, high-end theatrical sound and lighting systems and seating for 170-300+ guests. Features live comedy on Friday and Saturday.

HD Sports Theater – A sports theater with multiple HD screens, similar to sports books in Vegas.

The AXIS Bar & Stage – A unique bar, dance floor and stage with weekend performances by the hottest DJs and regional bands.

Plans are already underway to expand our operations, including the opening of up to five new locations over approximately the next two years. The first of these locations is expected to be at the Crossgates Mall in Albany, NY, which is projected to open this fall. Crossgates Mall is known as one of the Capital District’s premier shopping, dining and entertainment destinations.

“We have many exciting corporate developments in-process. As we enter key new markets around the country we anticipate enhancing our access to growth capital while also boosting awareness among an expanding customer base and financial community,” stated CEO/Founder of Latitude 360 Brent Brown.

Forward-Looking Statements

This news announcement may contain certain “forward-looking statements.” Such statements include the timing of recent events and others related to the company’s expectations about future events or to the company’s future financial performance and are not historical facts. Forward-looking statements may be preceded by the words “intends”, “may”, “will”,“plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential or similar words. Such statements are not guarantees of future performance, are based on certain assumptions, and are also subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company. Actual results may differ materially from the expectations contained in forward-looking statements. The company does not undertake any obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

ABOUT LATITUDE 360 (www.Latitude360.com)

Latitude 360 is a leading full-service restaurant/entertainment company that develops, constructs and operates state-of-the-art premier venues (from 35,000-85,000 sq. ft.) that appeal to a broad base of consumers and corporate clients. Its three award-winning locations are based in Jacksonville, FL, Pittsburgh, PA and Indianapolis, IN. Latitude 360 proudly employs 500 talented individuals.

Contacts:

Markowitz Communications	JCIR
Saul Markowitz	Rob Rinderman or Jennifer Neuman
412.977.8517	212.835.8500 or latitude@jcir.com